Argentic Services Company LP

500 North Central Expressway, Suite 261

Plano, Texas 75074

May 6, 2020

BY FEDERAL EXPRESS and EMAIL (if available)

Wilmington Trust, National Association, as Trustee on behalf of the Trust

1100 North Market Street

Wilmington, Delaware 19890

Attention: CMBS Trustee WFCM 2018-C48

Email: CMBSTrustee@wilmingtontrust.com

RE:	Acknowledgement and Acceptance of Special Servicer Wells Fargo Commercial Mortgage Trust 2018-C48, Commercial Mortgage Pass-Through Certificates, Series 2018-C48 (the “Trust”)

Ladies and Gentlemen:

Pursuant to Section 7.01(d) of that certain Pooling and Servicing Agreement, dated as of December 1, 2018 among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, as the same may have heretofore been and/or may hereafter be assigned, modified, amended and/or restated (the “PSA”), relating to Wells Fargo Commercial Mortgage Trust 2018-C48, Commercial Mortgage Pass-Through Certificates, Series 2018-C48, Argentic Services Company LP (“Argentic”) hereby agrees to serve as Special Servicer under, and as defined in, the PSA and each applicable Intercreditor Agreement related to a Serviced Pari Passu Mortgage Loan (collectively, the “Co-Lender Agreements”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the PSA.

Argentic will act as Special Servicer for each Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan, and any related REO Property. The effective date (each, an “Effective Date”) of the appointment of Argentic as Special Servicer for each applicable Mortgage Loan, Serviced Whole Loan, and REO Property shall be May 6, 2020, except as to the Mortgage Loan identified as “Infinite Self Storage” on the Mortgage Loan Schedule, as to which the Effective Date shall be the earlier of (a) the Business Day following the completion by LNR Partners, LLC of processing and closing one or more pending borrower requests and (b) June 1, 2020.

Argentic hereby assumes, as of the applicable Effective Date, all of the responsibilities, duties and liabilities of the Special Servicer under the PSA that arise on and after each applicable Effective Date.  Argentic hereby makes, as of the date hereof, the representations and warranties set forth in Section 6.01(b) of the PSA as if it were the Special Servicer thereunder, mutatis mutandis, with all references to “this Agreement” in Section 6.01(b) of the PSA to include this Acknowledgement

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and Acceptance of Special Servicer in addition to the PSA, with the following corrections with respect to type of entity and jurisdiction of organization: Argentic Services Company LP is a duly formed limited partnership, validly existing in active status under the laws of the State of Delaware. Argentic further represents and warrants that it satisfies all eligibility requirements applicable to it to serve as Special Servicer set forth in the PSA and Co-Lender Agreements and that all requirements for the appointment of Argentic as Special Servicer have been satisfied.

Argentic’s address for notices pursuant to Section 13.05 of the PSA is as follows:

Argentic Services Company LP

500 North Central Expressway, Suite 261

Plano, Texas 75074

Attention – Andrew Hundertmark and Grace Holst

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Sincerely,

Argentic Services Company LP

By:      /s/ Doug Tiesi

Name:    Doug Tiesi

Title:      Chairman

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